UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SCHOOL SPECIALTY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCHOOL SPECIALTY, INC.

W6316 DESIGN DRIVE

GREENVILLE, WISCONSIN 54942

(920) 734-5712

SPECIAL MEETING OF SHAREHOLDERS

SUPPLEMENT DATED AUGUST 23, 2005

TO

PROXY STATEMENT DATED JULY 19, 2005

GENERAL INFORMATION

This supplement is being mailed to the shareholders of School Specialty, Inc. who are eligible to vote at the special meeting of School Specialty shareholders being held for the purposes set forth in the notice of special meeting of shareholders and accompanying proxy statement dated July 19, 2005. All holders of record of School Specialty’s common stock at the close of business on July 12, 2005 are entitled to vote at the special meeting and any adjournments or postponements thereof. School Specialty intends to mail this supplement and the accompanying proxy card on or about August 24, 2005 to all shareholders entitled to vote at the special meeting.

Purposes of the Special Meeting

As discussed in more detail in School Specialty’s proxy statement, the special meeting has been called for shareholders to consider and vote upon the following matters:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 31, 2005, by and among LBW Holdings, Inc., LBW Acquisition, Inc. and School Specialty, which provides for the merger of LBW Acquisition, Inc., a wholly-owned subsidiary of LBW Holdings, Inc., with and into School Specialty, with School Specialty continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of School Specialty (other than shares held (i) as treasury shares or by any subsidiary of School Specialty or (ii) by LBW Holdings, Inc., LBW Acquisition, Inc. or any subsidiary of LBW Acquisition, Inc.) into the right to receive $49.00 in cash, without interest.

2.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

Adjournment of Special Meeting

In order to permit shareholders sufficient time to review this supplement before it submits the special meeting proposals to a vote of the shareholders, School Specialty convened the special meeting on August 23, 2005 as originally scheduled and adjourned the special meeting until September 12, 2005. As discussed in the proxy statement, LBW Holdings may terminate the Merger Agreement if School Specialty shall have failed to call or hold the special meeting on or prior to September 13, 2005. School Specialty has chosen September 12, 2005 as the date to reconvene the special meeting in order to provide its shareholders with adequate time to review this supplement, while at the same time not triggering a right of termination under the Merger Agreement. The special meeting proposals will be submitted to a vote of the shareholders at the reconvened meeting on September 12, 2005. Shareholders may submit a proxy to vote on the special meeting proposals until the date and time of the reconvened meeting on September 12, 2005.

Shareholders who have already submitted a proxy to vote on the special meeting proposals and who wish to change their vote on either proposal should follow the procedures described below under “Proxies and Revocation of Proxies”.

The special meeting was initially convened on Tuesday, August 23, 2005 at 8:00 a.m., local time, at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044 and, in accordance with the planned adjournment, will be subsequently reconvened on Monday, September 12, 2005 at 8:00 a.m., local time, at School Specialty’s headquarters at W6316 Design Drive, Greenville, Wisconsin 54942. References in this supplement to the special meeting are to the reconvened meeting.

The board of directors of School Specialty approved an amendment to our by-laws that permits the chairman of the board or any other duly authorized officer of School Specialty to adjourn an annual or special meeting for the purpose of disseminating additional information to shareholders. The amendment to the by-laws was necessary because the adjournment proposal set forth in the notice of special meeting and described in the proxy statement contemplates an adjournment if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement, but does not contemplate an adjournment of the special meeting for the purpose of disseminating additional information to shareholders. The amendment to the by-laws has been filed with the Securities and Exchange Commission as Exhibit 3.1 to School Specialty’s Current Report on Form 8-K dated August 19, 2005.

We urge you to read this supplement carefully, together with the proxy statement. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement.

Proxies and Revocation of Proxies

Because the special meeting will be held within 120 days of the date fixed for the original meeting, the board of directors has not fixed a new record date for the special meeting. Only holders of record of our common stock at the close of business on July 12, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. As of the record date, there were 22,860,100 shares of School Specialty common stock outstanding. As of the record date, the directors and officers of School Specialty held and are entitled to vote, in the aggregate, 70,568 shares of School Specialty common stock, representing approximately 0.3% of the outstanding shares of School Specialty common stock.

A proxy card for use at the special meeting accompanies this supplement. As discussed in the proxy statement under the heading “The Special Meeting – Proxies and Revocation of Proxies” and in the proxy voting instructions on the accompanying proxy card, shareholders of record may submit proxies by mail, by telephone or over the Internet. The prior deadline for entering voting instructions by telephone or over the Internet was 11:59 p.m., Eastern time, on Monday, August 22, 2005. You may now enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m., Eastern time, on Friday, September 9, 2005.

However, any shareholder who has previously delivered a proxy for use at the special meeting and who does not wish to revoke that proxy or change his or her vote does not need to complete the accompanying proxy card or take any other action in connection with this supplement.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates specific voting instructions, it will be voted in accordance with the voting instructions. If no voting instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal, if necessary.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of School Specialty at School Specialty’s executive offices located at W6316 Design Drive, Greenville, Wisconsin 54942, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

If you would like additional copies, without charge, of the proxy statement or this supplement or if you have questions about the Merger Agreement or the merger, including the procedures for voting your shares, you should contact Ms. Mary Kabacinski, our Chief Financial Officer, at (920) 734-5712. You may also contact D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 431-9633 with any questions.

RECENT DEVELOPMENTS

Special Factors – Acquisitions

The following information supplements the disclosure included under the heading “Special Factors – Acquisitions” in the proxy statement:

Delta Education, LLC (“Delta”) is engaged in the business of publishing, assembling, marketing, selling and distributing books, publications, software, kits, programs and materials for elementary school and secondary school education, and is a leader in K-12 science education. Wicks Learning Group, LLC (“Wicks”) owns all of the membership interests of Delta. Wicks initiated a competitive bidding process for the sale of all of the membership interests of Delta beginning in May, 2005 during which a bid was solicited from School Specialty. School Specialty participated in this process because it believed that Delta would complement its Frey Scientific line and give it a leading market position in pre-K-12 science education and that Delta’s Educators Publishing Service division would enhance the offerings of the School Specialty Publishing division. On August 11, 2005, following several rounds of bidding, School Specialty entered into a non-binding letter of intent with Wicks to acquire Delta.

On August 19, 2005, School Specialty issued a press release announcing that it had entered into an Acquisition Agreement, dated as of August 19, 2005 (the “Acquisition Agreement”), with Wicks pursuant to which School Specialty will acquire all of the membership interests of Delta for a purchase price of approximately $272 million to be paid in cash. The purchase price is expected to be financed with a combination of borrowings under School Specialty’s Amended and Restated Credit Agreement dated as of April 11, 2003, as amended (the “Credit Agreement”), and a new Term Loan Credit Agreement (as defined below).

Under the terms of the Acquisition Agreement, Wicks has agreed to indemnify School Specialty for certain liabilities relating to Delta. Wicks’ indemnification obligation is limited to amounts held in escrow, the balance of which is expected to be $15 million as of the closing of the transactions contemplated by the Acquisition Agreement, and is subject to early release conditions during the three year period following such closing. In addition, under the terms of the Back-Up Indemnification Agreement, dated as of August 19, 2005, among Wicks Communications & Media Partners, L.P., Wicks Parallel (Limited) Partnership I, L.P., Gary Facente 2005 Irrevocable Trust, David Cruise, Steven Korte and School Specialty (the “Indemnity Agreement”), certain of the members of Wicks have agreed to provide up to an additional $10 million in indemnification to School Specialty for such liabilities in the event the amounts in escrow are exhausted (which additional amount is also subject to certain early release conditions during the three year period following such closing).

The board of directors of School Specialty and the requisite members of Wicks have each approved the acquisition. As described below, LBW Holdings, Inc. (“LBW Holdings”) has consented to the acquisition pursuant to the terms of the Agreement and Plan of Merger, dated as of May 31, 2005, by and among LBW Holdings, LBW Acquisition, Inc. (“LBW Acquisition”) and School Specialty (the “Merger Agreement”). The transactions contemplated by the Acquisition Agreement are subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The required notification and report forms were filed by School Specialty and Wicks with the Antitrust Division of the Department of Justice and the Federal Trade Commission on August 15, 2005. The parties intend to complete the transaction promptly after the expiration or termination of such waiting period and prior to the date of the special meeting.

School Specialty believes the acquisition of Delta will be accretive, on a forward 12-month basis, in the range of $0.12 to $0.15 per diluted share without taking into account the Merger Agreement and the transactions contemplated thereby, including the merger. Due to the seasonality of Delta’s business and the projected closing date of the acquisition of Delta at the end of this year’s busy season, School Specialty would expect the acquisition of Delta to be dilutive to earnings for the rest of School Specialty’s fiscal year in the range of $0.25 to $0.27 per diluted share without taking into account the Merger Agreement and the transactions contemplated thereby, including the merger.

Certain historical financial information for Delta and pro forma financial information for School Specialty giving effect to its acquisition of Delta is included with this supplement beginning on page F-1.

A Fourth Amendment to the Credit Agreement is expected to be entered into by and among School Specialty, certain subsidiaries and affiliates of School Specialty, the lenders named therein and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Fourth Amendment”) in connection with the closing of the transactions contemplated by the Acquisition Agreement (the “Delta Closing”). The form of the Fourth Amendment has been agreed to by the parties. The Fourth Amendment will modify the Credit Agreement to permit School Specialty to acquire Delta and to permit School Specialty’s borrowings under the Term Loan Credit Agreement.

School Specialty and certain of its subsidiaries and affiliates are also expected to enter into a Term Loan Credit Agreement with Bank of America, N.A. (the “Term Loan Credit Agreement”) in connection with the Delta Closing. The form of the Term Loan Credit Agreement has been agreed to by the parties. The Term Loan Credit Agreement will provide for a term loan in the principal amount of $100 million with a maturity of April 12, 2006. The term loan will bear interest at either a Eurodollar rate determined by Bank of America, N.A., plus 2.25% per annum, or a base rate, plus 1.00% per annum. The obligations under the Term Loan Credit Agreement will be guaranteed by each of School Specialty’s domestic subsidiaries.

In connection with the execution of the Fourth Amendment and the Term Loan Credit Agreement, an Amended and Restated Pledge Agreement is expected to be entered into by and among School Specialty and the other pledgors named therein and Bank of America, N.A., as collateral agent (the “Pledge Agreement”), and an Amended and Restated Security Agreement is expected to be entered into by and among School Specialty and the other grantors named therein and Bank of America, N.A., as collateral agent (the “Security Agreement”). The form of Pledge Agreement and the form of Security Agreement have been agreed to by the parties. Pursuant to the Pledge Agreement, the pledgors will pledge the equity interests of certain subsidiaries to the lenders under the Credit Agreement and the Term Loan Credit Agreement as security for the obligations thereunder. Pursuant to the Security Agreement, the grantors will grant a security interest in substantially all their assets to the lenders under the Credit Agreement and the Term Loan Credit Agreement as security for the obligations thereunder. Following the completion of School Specialty’s acquisition of Delta, Delta will be required to guarantee School Specialty’s obligations under the Credit Agreement and the Term Loan Credit Agreement and grant a security interest in substantially all of its assets to the lenders under such agreements as security for such obligations, and School Specialty will be required to pledge all of the membership interests of Delta to the lenders under such agreements as security for such obligations.

The Acquisition Agreement, the Indemnity Agreement, the form of Fourth Amendment, the form of Term Loan Credit Agreement, the form of Pledge Agreement, and the form of Security Agreement have been filed with the Securities and Exchange Commission as exhibits to School Specialty’s Current Report on From 8-K dated August 19, 2005.

Special Factors – Background of the Merger

The following information supplements the disclosure set forth under the heading “Special Factors – Background of the Merger” in the proxy statement:

School Specialty had previously identified Delta as a possible acquisition target. The board of directors of School Specialty was advised of the likelihood that management would propose a transaction involving Delta in early August, 2005.

In several telephonic meetings thereafter, the special committee, with the advice of Sidley and Morgan Stanley, considered the possible transaction with Delta from the perspective of the pending transaction contemplated by the Merger Agreement. In considering the potential benefit to School Specialty of pursuing a transaction with Delta, the special committee took into account a number of factors, including the fact that School Specialty’s opportunity to pursue a transaction with Delta was limited because School Specialty was involved in a competitive bidding process to acquire Delta, as well as the fact that LBW Holdings’ obligation to close the pending transaction contemplated by the Merger Agreement is subject to certain conditions which have not yet been fulfilled. The special committee and Morgan Stanley also discussed the potential pro forma financial impact on School Specialty of the possible Delta transaction. The special committee and Morgan Stanley discussed certain projected revenue and EBITDA information for Delta that had been provided by School Specialty management. Based solely on financial projections for Delta provided by School Specialty management, Morgan Stanley discussed with the special committee that the multiple of projected 2006 EBITDA for School Specialty on a pro forma basis for the Delta acquisition when compared to the multiple of projected 2006 EBITDA for School Specialty reflected in the Most Likely Case forecast for School Specialty, implied a pro forma purchase price for School Specialty consistent with the purchase price to be paid by LBW Holdings pursuant to the Merger Agreement. The Most Likely Case forecast for School Specialty is described under the heading “—Opinion of Morgan Stanley & Co. Incorporated” in the proxy statement and is subject to the conditions, limitations and assumptions described therein. For purposes of this discussion, Morgan Stanley did not update its opinion dated May 31, 2005, nor did Morgan Stanley update the analysis undertaken in connection with that opinion, as described under the heading “—Opinion of Morgan Stanley & Co. Incorporated” in the proxy statement, either to reflect the passage of time or the Delta transaction. Although Morgan Stanley was presented with certain information on Delta from School Specialty’s management, Morgan Stanley did not perform any independent due diligence with respect to Delta or a proposed transaction with Delta. During this discussion and based upon and subject to the foregoing, Morgan Stanley expressed its view that the analysis described above regarding the Delta transaction would not have adversely affected its May 31, 2005 opinion.

On August 18, 2005, the special committee received confirmation from School Specialty management and School Specialty’s outside legal counsel that the transaction with Delta would not reasonably be expected to (i) delay the special meeting past September 12, 2005 or (ii) delay the ultimate closing of the transactions contemplated by the Merger Agreement beyond the date the transactions would otherwise be expected to close in the absence of the transaction with Delta. The special committee reported to the board of directors that it recommended that, prior to entering into the Acquisition Agreement and related financing and other agreements, School Specialty enter into an agreement and amendment to the Merger Agreement with LBW Holdings, pursuant to which LBW Holdings would: (i) consent to School Specialty’s execution of the Acquisition Agreement and related financing and other agreements and the transactions contemplated thereby; (ii) amend the Merger Agreement to provide that none of School Specialty’s representations and warranties under the Merger Agreement would be rendered untrue or incorrect in any respect as a result of the execution of the Acquisition Agreement, the related financing and other agreements, the consummation of the transactions contemplated thereby, or any fact or circumstance of Delta’s business; and (iii) acknowledge that the special meeting of School Specialty’s shareholders would be adjourned on August 23, 2005 and reconvened on September 12, 2005.

The special committee and the board of directors have not changed their respective determinations that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are advisable to, fair to, and in the best interests of the School Specialty shareholders entitled to receive the merger consideration. Both School Specialty’s board of directors and the special committee continue to recommend that School Specialty shareholders vote “FOR” approval of the Merger Agreement.

Special Factors – Financing

The following information supplements the disclosure set forth under the heading “Special Factors – Financing – Equity Financing” in the proxy statement:

On August 19, 2005, School Specialty announced that Thomas H. Lee Partners will join funds affiliated with Bain Capital Partners, LLC as an investor in the acquisition of School Specialty. It is expected that upon closing of the transactions contemplated by the Merger Agreement, affiliates of Bain Capital Partners, LLC will have a 60% ownership stake in School Specialty and Thomas H. Lee Partners will have a 40% ownership stake in School Specialty with each ownership stake to be reduced pro rata to reflect the potential ownership stake to be held by certain executive officers of School Specialty described in the proxy statement under the heading “Special Factors—Interests of School Specialty Directors and Executive Officers in the Merger—Ownership Interest in School Specialty After the Merger.”

The following information supplements the disclosure set forth under the heading “Special Factors – Financing – Condition to LBW Holdings’ Obligation to Use the Debt Commitments” in the proxy statement:

As disclosed in the proxy statement under this heading, notwithstanding any other provision of the Merger Agreement or the debt commitment letter described in the proxy statement, LBW Holdings will not be obligated to, among other things, draw down on the bridge facilities described in the proxy statement or otherwise close under the debt financing set forth in the debt commitment letter if, among other things, (A) on any three days on or between September 15, 2005 and October 31, 2005 the Citigroup High Yield Market Index spread to worst is above 430 bps or (B) on any three days on or between September 15, 2005 and October 31, 2005, 1-year LIBOR (London interbank offer rate) is above 4.5%.

The Citigroup High Yield Market Index spread to worst was 335 basis points as of August 17, 2005 and 330 basis points for August 2005. On August 19, 2005, the 1-year LIBOR (London interbank offer rate) was 4.26%.

Special Factors – Federal Regulatory Matters

The following information supplements the disclosure set forth under the heading “Special Factors – Federal Regulatory Matters” in the proxy statement:

On August 12, 2005, LBW Holdings and School Specialty filed the required notification with respect to the merger and related transactions with the Canadian Competition Bureau.

Special Factors – Shareholder Litigation

The following information supplements the disclosure set forth under the heading “Special Factors – Shareholder Litigation” in the proxy statement:

On August 15, 2005, the Court consolidated the three putative shareholder class actions under the Auman caption and case number, appointed the Adams Family Trust and the Alaska Hotel Fund as co-lead plaintiffs and their counsel as co-lead counsel. School Specialty expects the lead plaintiffs to file a consolidated amended complaint by the end of August or early September.

Special Factors – Financial Projections

The following information supplements the disclosure set forth under the heading “Special Factors – Financial Projections” in the proxy statement:

The Most Likely Case, Stretch Case with Acquisitions and Alternative Case with Acquisitions assumed future acquisitions by School Specialty, but none of the financial projections specifically reflect the Delta transaction. The financial projections assumed acquisitions would be smaller than the Delta transaction and would be consummated at lower multiples of EBITDA to purchase price than the Delta transaction.

Terms of the Merger Agreement

The following information supplements the disclosure set forth under the heading “Terms of the Merger Agreement” in the proxy statement:

In connection with the Acquisition Agreement, a Consent and Amendment No. 1 to Agreement and Plan of Merger was entered into by and among LBW Holdings, LBW Acquisition and School Specialty (the “Consent and Amendment”). Under the terms of the Consent and Amendment, LBW Holdings and LBW Acquisition have consented to School Specialty’s execution of the Acquisition Agreement and related financing and other agreements and the transactions contemplated thereby. The parties have also agreed that none of School Specialty’s representations and warranties under the Merger Agreement shall be rendered untrue or incorrect in any respect as a result of the execution of the Acquisition Agreement, the related financing and other agreements, the consummation of the transactions contemplated thereby or Delta’s business, operations, financial condition, assets, liabilities and results of operations. In addition, the parties have agreed that the adjournment of the special meeting for the purpose of circulating this supplement to School Specialty’s proxy statement will not constitute a violation of Section 5.04(b) of the Merger Agreement.

This summary of the Consent and Amendment is qualified by reference to the complete text of the Consent and Amendment, which is attached as Appendix A to this supplement.

Other Matters

On July 20, 2005, School Specialty entered into a Separation Agreement with A. Brent Pulsipher, Executive Vice President of Technology, related to Mr. Pulsipher’s voluntary termination of employment effective August 5, 2005 (the “Retirement Date”).

Under the terms of the Separation Agreement, School Specialty agreed to pay Mr. Pulsipher (1) all of his wages and unused time off due him as of the Retirement Date, subject to deductions for appropriate tax withholdings, and (2) his annualized salary and guaranteed bonus of $272,000 over a twelve month period commencing after the Retirement Date. Mr. Pulsipher will retain all of his vested rights under the Company’s 401(k) plan, COBRA benefit rights and stock option plan and will receive benefits in accordance with the terms of those plans.

In consideration for the benefits described above, Mr. Pulsipher agreed to release School Specialty and its affiliates from any claims arising on or before the date of the Separation Agreement and to abide by the post-employment obligations set forth in his Employment Agreement dated March 26, 2001.

A copy of the Separation Agreement was filed with the Securities and Exchange Commission as an exhibit to School Specialty’s Current Report on Form 8-K dated July 20, 2005.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this supplement about future results of operations, expectations, plans or prospects, including statements regarding completion of the transactions contemplated by the Merger Agreement and the Acquisition Agreement, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets,” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements. School Specialty may not be able to complete the transactions contemplated by the Merger Agreement and the Acquisition Agreement on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval of the Merger Agreement, the failure of LBW Holdings to obtain financing, the failure to receive necessary regulatory approvals, the failure to satisfy other closing conditions or the factors described in School Specialty’s other filings with the Securities and Exchange Commission, including Exhibit 99.2 to School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

The special committee and the board of directors have not changed their respective determinations that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are advisable to, fair to, and in the best interests of the School Specialty shareholders entitled to receive the merger consideration. Both our board of directors and the special committee continue to recommend that School Specialty shareholders vote “FOR” the approval of the Merger Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the proxy statement or this supplement. Any representation to the contrary is a criminal offense.

This supplement, dated August 23, 2005, is first being mailed to shareholders on or about August 24, 2005.

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Financial Statements

December 31, 2004

(With Independent Auditors’ Report Thereon)

KPMG

KPMG LLP

1660 International Drive

McLean, VA 22102

Independent Auditors’ Report

The Member

Delta Education, LLC:

We have audited the accompanying balance sheet of Delta Education, LLC (the Company) (a wholly owned subsidiary of Wicks Learning Group, LLC) as of December 31, 2004 and the related statement of operations, member’s capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Education, LLC (a wholly owned subsidiary of Wicks Learning Group, LLC) as of December 31, 2004 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

February 18, 2005, except as to note 14, which is as of August 11, 2005

/s/    KPMG LLP

McLean, Virginia

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Balance Sheet

December 31, 2004

Assets	2004
Cash and cash equivalents	$456,822
Accounts receivable, net of allowance of $280,192	6,560,554
Inventory, net	19,306,175
Prepaid expenses and other current assets	906,539
Capitalized catalog development costs, net	1,625,643

Total current assets	28,855,733
Property and equipment, net	3,953,708
Capitalized product development costs, net	7,155,735
Intangible assets, net	25,195,320
Goodwill	6,098,972
Other assets	1,012,976

Total assets	$72,272,444

Liabilities and Member’s Capital
Current portion of long-term debt	$4,807,032
Accounts payable and accrued expenses	6,853,662
Royalties payable	2,419,040
Acquisition liability	1,276,555
Accrued employee compensation and benefits	2,458,088
Deferred revenue	2,758,640
Liabilities from discontinued operations	113,275

Total current liabilities	20,686,292
Other liabilities	335,013
Long-term debt, net of current portion	42,325,810

Total liabilities	63,347,115

Member’s capital	8,925,329
Commitments and contingencies

Total liabilities and member’s capital	$72,272,444

See accompanying notes to financial statements.

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Statement of Operations

Year ended December 31, 2004

2004
Sales	$85,218,154
Cost of sales	42,533,107

Gross profit	42,685,047

Expenses:
Sales and marketing	18,999,302
General and administrative	10,218,615

29,217,917

Operating income	13,467,130

Interest expense	2,874,619
Other expense	207,996

Net income from continuing operations before tax	10,384,515
Income tax expense	96,171

Net income from continuing operations	10,288,344
Income from discontinued operations	136,949

Net income	$10,425,293

See accompanying notes to financial statements.

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Statement of Member’s Capital

Year ended December 31, 2004

Total
Member’s capital at December 31, 2003	$28,450,036
Capital distributions	(29,950,000)
Net income	10,425,293

Member’s capital at December 31, 2004	$8,925,329

See accompanying notes to financial statements.

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Statement of Cash Flows

Year ended December 31, 2004

2004
Cash flows from operating activities:
Net income from continuing operations	$10,288,344
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,562,620
Amortization of debt financing costs	713,915
Amortization of product development costs	1,393,241
Amortization of intangible assets	1,808,734
Gain on disposal of fixed assets	(11,327)
Provision for inventory obsolescence	119,498
Net changes in assets and liabilities:
Increase in accounts receivable	(1,768,166)
Increase in inventory	(3,339,648)
Increase in prepaid expenses and other current assets	(554,174)
Decrease in other assets	3,744
Increase in accounts payable and accrued expenses	1,480,859
Increase in accrued payroll expense	988,585
Increase in deferred revenue	945,675
Decrease in long term liabilities	(244,987)

Net cash provided by operating activities	13,386,913

Cash flows provided by (used for) investing activities:
Acquisitions	(5,761,000)
Capitalized product development costs	(3,134,066)
Acquisition of property and equipment	(1,241,054)
Proceeds from sale of assets	27,500

Net cash used for investing activities	(10,108,620)

Cash flows provided by (used for) financing activities:
Borrowings under credit facility	46,442,777
Repayments under credit facility	(19,360,392)
Capital distributions	(29,950,000)
Debt financing costs	(1,058,750)

Net cash used for financing activities	(3,926,365)

Net decrease in cash and cash equivalents – continuing operations	(648,072)
Net cash provided by discontinued operations	110,218
Cash and cash equivalents, beginning of year	994,676

Cash and cash equivalents, end of year	$456,822

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,542,702
Cash paid for taxes	95,966

See accompanying notes to financial statements.

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

(1)	Business Description and Basis of Presentation

Delta Education, LLC (the Company) was formed on August 9, 2001 (date of inception) for the purpose of designing, assembling, publishing, and marketing curriculum based science, math, and language arts instructional programs to school systems and other customers. The Company sells its product through catalogues, the internet, and a direct sales force. The Company’s primary operations are located in Nashua, New Hampshire. The Company is a wholly owned subsidiary of Wicks Learning Group, LLC.

The financial statements present the results of operations of the Company’s Special Markets Business (Special Markets) in discontinued operations (see note 12).

(2)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

(b)	Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist of trade receivables due primarily from public school systems. The Company extends credit to customers on an unsecured basis in the normal course of business.

(c)	Inventory

Inventory consists primarily of books, videos, and raw materials used in assembling science kits and is stated at the lower of cost or market value with cost determined under the first-in, first-out (FIFO) method. During the year ended December 31, 2004, the Company recorded an inventory obsolescence charge from continuing operations of approximately $119,000, which has been included in cost of sales in the accompanying statement of operations. During the year ended December 31, 2004, the Company disposed of inventory from continuing operations of approximately $372,000.

(d)	Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, debt, royalties payable, and accounts payable and accrued expenses, approximate fair value due to the short duration of such instruments.

(e)	Property and Equipment

Property and equipment is stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, which range from three to fifteen years. The cost of leasehold improvements are capitalized and amortized using the straight-line method over the lesser of their estimated useful lives or the terms of the respective leases.

(f)	Goodwill and Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company performed its annual

F-7	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

impairment test in 2004 and as a result there was no impairment of goodwill or intangible assets.

(g)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(h)	Revenue Recognition

Sales, net of estimated returns and allowances, and inclusive of charges for shipping and handling, are recognized when title, ownership and risk of loss pass to the customer, typically upon shipment. Shipping and handling costs are classified as part of cost of sales. Cash payments received in advance of product delivery, if any, are deferred until title passes to the customer.

Sales related to some of the Company’s products include vouchers for materials not yet shipped. These vouchers are redeemable for certain product related materials from a third party. The Company defers revenue recognition until it receives notification of the redemption from the third party or upon expiration of the voucher.

(i)	Capitalized Product Development Costs

The Company capitalizes costs related to the development of course material pre-press and related costs for its educational products in science, math, and language arts. As of December 31, 2004, net capitalized product development costs were approximately $7,156,000. These costs are amortized on the straight-line basis over the future expected life of the product, generally between eighteen months and five years. Accumulated amortization of these costs was approximately $2,576,000 as of December 31, 2004.

(j)	Capitalized Catalog Development Costs

Costs incurred to produce the Company’s catalogs are deferred and expensed over the respective life of the catalogs, generally between four and twelve months.

(k)	Royalties

The Company is a party to agreements to make, use, and sell certain copyrighted products. These agreements call for royalty payments based on the net sales of the related licensed products and range from 2% to 15% on the net sales. Royalty expense was approximately $3,992,000 for the year ended December 31, 2004, and is included in cost of sales.

(l)	Income Taxes

The Company has elected limited liability company status and, as such, is not directly subject to federal and most state income taxes. Instead, the member is responsible for income taxes on its proportionate share of taxable income. The member is also entitled to a proportionate share of tax deductions and credits.

F-8	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

The Company is subject to income taxes in certain states. For these states, the Company calculates its income tax provision using the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recorded current state income tax expense of approximately $96,000 for the year ended December 31, 2004. No state deferred tax asset or liability nor a corresponding deferred tax benefit or expense were recorded for the year ended December 31, 2004, as these amounts were not significant.

(m)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are used for measuring such items as the allowance for doubtful accounts, reserve for inventory obsolescence, and for evaluating the possible impairment of intangible assets and goodwill. Actual results may differ from those estimates.

(n)	Derivatives

The Company accounts for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of Statement No. 133, and SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. These pronouncements require that all derivative instruments be recognized on the balance sheet at fair value. In addition, these pronouncements provide that for derivative instruments that qualify for hedge accounting, changes in the fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in member’s capital as a component of accumulated other comprehensive income (loss) until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company uses derivative instruments principally to manage the risk that changes in interest rates will affect the fair value or cash flows of its debt obligations. See note 8 for additional information regarding the derivative instrument held by the Company.

(3)	Acquisitions

In June 2004, the Company acquired the assets of NeoSCI Corporation (NeoSCI), a publisher of secondary school science software and materials. The total consideration including acquisition-related fees and expenses was $5,761,000. The acquisition was accounted for under the purchase method of accounting, and as such, the assets and liabilities of the acquired entity were recorded at fair value as of the date of acquisition. The results of operations of the acquired entity are included in the Company’s operating results from the date of acquisition.

F-9	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the acquisition:

2004
Accounts receivable	$630,006
Inventory	1,355,315
Property and equipment	28,336
Other current assets	37,004
Intangibles	5,700,642
Accounts payable and accrued expenses	(454,207)
Acquisition liability	(1,536,096)

$5,761,000

The NeoSCI purchase agreement included an earn-out provision based upon a net sales threshold amount that was exceeded. The 2004 acquisition liability includes the amount due for that earn-out provision.

(4)	Inventory

Inventory consisted of the following:

December 31, 2004
Raw materials	$10,621,096
Work in progress	443,903
Finished goods	11,819,080

22,884,079
Less reserve for obsolescence	(3,577,904)

$19,306,175

Finished goods inventory includes approximately $533,000 of inventory consigned to others as of December 31, 2004.

(5)	Property and Equipment

Property and equipment consisted of the following:

	Useful life	December 31, 2004
Machinery and equipment	5–7 years	$3,246,880
Furniture, fixtures, and office equipment	3–5 years	4,485,353
Leasehold improvements	3–15 years	1,995,267

		9,727,500
Less accumulated depreciation and amortization		(5,773,792)

		$3,953,708

F-10	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

(6)	Intangible Assets

Intangible assets consisted of the following:

	Useful life	December 31, 2004
Publishing rights	15 years	$25,928,952
Other intangibles	8–60 months	1,064,280
Less accumulated amortization		(4,007,548)

Total amortizable intangible assets		22,985,684
Total unamortizable intangibles assets-primarily trademarks and tradenames		2,209,636

Total intangible, net		$25,195,320

Estimated amortization expense related to amortizable intangible assets for the next five years is approximately $1,925,000 in 2005; $1,784,000 in 2006; $1,717,000 in 2007; $1,650,000 in 2008; and $1,642,000 in 2009.

(7)	Goodwill

Goodwill is as follows:

Balance at January 1, 2004	$3,661,657
Acquisition of NeoSCI	2,437,315

Balance at December 31, 2004	$6,098,972

(8)	Long-Term Debt

As of December 31, 2004, the following borrowings were outstanding:

	2004	Interest rate
Term Loan A	$26,461,840	5.49%
Term Loan B	20,000,000	5.74
Revolving Loan – LIBOR	650,000	5.92
Obligations under capital lease	21,002

	47,132,842
Less current portion	(4,807,032)

Long-term debt, net of current portion	$42,325,810

In July 2002, the Company entered into the Amended and Restated Credit Agreement (the amended credit agreement) with Heller Financial, Inc. (Heller) under which the Company could borrow up to $27,500,000 in Term Loans ($17,500,000 for Term Loan A and $10,000,000 for Term Loan B) and up to $15,000,000 (less any letters of credit issued, as described below) in Revolving Loans. Borrowings under the amended credit agreement were used to fund acquisitions made in 2002. The Company incurred debt issuance costs of approximately $899,000, which were capitalized into other noncurrent assets and were being amortized into interest expense over the term of the amended credit agreement.

F-11	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

Additionally, the Revolving Loan commitment may be utilized for the issuance of standby letters of credit for the account of the Company. The aggregate amount of these letters of credit outstanding at any time shall not exceed $3,000,000. The expiration date of the letters of credit shall be the earlier of one year from their date of issuance or the 30th day prior to June 30, 2010. The letters of credit shall bear interest at the interest rate applicable to the Revolving Loans plus an additional 2% per year. As of December 31, 2004, the amount issued under these letters of credit was approximately $843,000; no funds have been drawn on the letters of credit as of December 31, 2004.

In July 2003, the Company entered into the Second Amendment to the Amended and Restated Credit Agreement with Heller under which the Company could increase its borrowing up to $20,000,000 (less any letters of credit issued, as described above) in Revolving Loans. The amounts available to borrow in Term Loans were unchanged from the amended credit agreement. Borrowings under the Second Amendment to the Amended and Restated Credit Agreement were used to fund acquisitions made in 2003.

In June 2004, the Company entered into the Second Amended and Restated Credit Agreement (the second amended credit agreement) with Heller under which the Company could borrow up to $50,000,000 in Term Loans ($30,000,000 for Term Loan A and $20,000,000 for Term Loan B). The amount available to borrow in Revolving Loans was unchanged from the Second Amendment to the Amended and Restated Credit Agreement. The Term Loan A was issued in exchange for $30,000,000 and the Term Loan B was issued in exchange for $20,000,000. Borrowings under the second amended credit agreement were used to fund the acquisition of NeoSCI and to fund capital distributions made by the Company in 2004. In connection with the second amended credit agreement, the Company incurred debt issuance costs of approximately $1,059,000, which were capitalized into other noncurrent assets and are being amortized into interest expense over the term of the second amended credit agreement. The unamortized debt issuance costs incurred in July 2002 associated with the amended credit agreement were written off as interest expense in 2004.

Under the terms of the second amended credit agreement, the Company elects an interest rate period and may elect to borrow at either the LIBOR Rate or an interest rate based upon a base-rate which is equal to the greater of the Prime Rate or the effective Federal Funds Rate plus 0.5% per annum. The margin over the LIBOR or the base-rate is dependent upon the Company’s debt and operating cash flows, as defined by the second amended credit agreement. The margin ranges from 2.75% to 3.50% over LIBOR and 1.00% to 1.75% over the base-rate for Term Loan A and any Revolving Loans. The margin ranges from 3.50% to 3.75% over LIBOR and 1.75% to 2.00% over the base-rate for Term Loan B.

Upon closing of the second amended credit agreement, the Company borrowed $650,000 in Revolving Loans. The total outstanding principal of the Revolving Loans matures on June 30, 2010; however, the Company can make prepayments on any outstanding principal, which can later be re-borrowed. Due to the ability and intent of the Company to periodically borrow and repay the Revolving Loans, the amount outstanding of $650,000 in Revolving Loans as of December 31, 2004, is classified as current portion of long-term debt on the Company’s balance sheet. Also, the Company must pay a quarterly commitment fee of  1/2 of 1% per year on the unused portion of the amount available to be borrowed under the Revolving Loans less the amount of any outstanding letters of credit.

Under the terms of the second amended credit agreement, amounts repaid under the Term Loans may not be reborrowed. The principal balance of the Term Loans is payable based on a fixed schedule in consecutive

F-12	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

quarterly installments commencing on September 30, 2004, through June 30, 2010. Principal payments in total of $1,500,000 were made on Term Loan A in 2004, in addition to prepayments of $2,038,160. Amounts borrowed under Revolving Loans are due and payable on June 30, 2010.

Future minimum payments required under the second amended credit agreement are as follows:

	Term loans	Revolving loan
Year ended December 31:
2005	$4,149,176	650,000
2006	4,500,000	—
2007	4,875,000	—
2008	5,625,000	—
2009	6,375,000	—
Thereafter	20,937,664	—

Total	$46,461,840	650,000

The Company is also required to make annual prepayments on the Term Loans in an amount equal to 50% of the Company’s excess cash flow less any prepayments made in the respective year, as defined in the second amended credit agreement. The first of these prepayments is due in 2005, and the Company has calculated 50% of 2004’s excess cash flow to be $399,176. As this amount is due in 2005, the amount is classified as current portion of long-term debt on the Company’s balance sheet as of December 31, 2004. The second amended credit agreement is collateralized by substantially all the assets of the Company and contains restrictive debt covenants, which, among other provisions, establishes financial ratios which the Company must maintain. As of December 31, 2004, the Company was in compliance with the restrictive debt covenants.

Under the second amended credit agreement, the Company was required to enter into an interest rate contract with a financial institution with respect to at least 50% percent of the aggregate amount of the Term Loans to provide protection against fluctuations in interest rates. As a result, effective July 13, 2004, the Company entered into an interest rate cap agreement (the cap agreement) with Bank of Montreal for $29,500, which the Company has designated as a cash flow hedge. The cap agreement had a notional amount of $25,000,000 as of December 31, 2004, and a fair value of approximately $1,400 as of December 31, 2004. The cap agreement entitles the Company to receive from Bank of Montreal, on a quarterly basis commencing on October 13, 2004, through and including the cap agreement’s termination date of July 13, 2006, the amount, if any, by which the Company’s interest payments on the notional principal of $25,000,000 related to its Term Loans exceeds 6.0% plus a floating interest rate. During 2004, there was no payment received by the Company related to the cap agreement. The difference between the amount paid for the derivative and its fair value at December 31, 2004, has been included in interest expense in the accompanying statement of operations.

F-13	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

(9)	Leases

The Company leases its facilities and certain vehicles under non-cancelable operating leases that expire over various dates through 2018. Future minimum lease payments under these non-cancelable operating leases are approximately as follows:

Year ending December 31:
2005	$1,482,000
2006	1,210,400
2007	1,032,400
2008	970,300
2009	1,048,800
Thereafter	8,676,600

Total	$14,420,500

Rent expense was approximately $1,136,000 for the year ended December 31, 2004.

(10)	401(k) Savings Plan

In October 2001, the Company established the Delta Education, LLC 401(k) Plan (the Plan), a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees who have attained the age of 21 and satisfied a three-month period of service. Vesting in the Plan is based upon a seven-year graduated vesting schedule (0% the first two years of service and 20% for each year thereafter). Employees may contribute up to 15% of their annual compensation to the Plan, subject to Internal Revenue Service limitations on maximum contributions. The Company matches 50% of an employee’s contribution up to the first 6% of the employee’s compensation contributed to the Plan. The Company’s matching contributions resulted in an expense of approximately $263,000 for the year ended December 31, 2004.

(11)	Related Party Transactions

The Company is required to make fixed monthly payments and reimburse certain expenses to Wicks Learning Group, LLC for general management purposes. Total management fees and expenses for the year ended December 31, 2004, were approximately $208,000 and have been included in other expenses in the accompanying statement of operations. Additionally, the Company paid Wicks Learning Group, LLC approximately $175,000 in investment banking fees for the year ended December 31, 2004 related to the Company’s acquisitions. These fees have been capitalized as part of the acquisition.

(12)	Discontinued Operations

In October 2003, the Company adopted a formal plan to discontinue the operations of Special Markets. As a result of this plan, the Company severed all the employees of Special Markets and ceased all operations of Special Markets as of December 31, 2003. The Company has sold or disposed of all these assets as of December 31, 2004. Liabilities of discontinued operations as of December 31, 2004 consisted of accrued severance of $113,275.

F-14	(Continued)

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Notes to Financial Statements

December 31, 2004

The summary of operating results from discontinued operations are as follows:

December 31, 2004
Other operating expenses	$(46,226)
Gain on disposal of assets	183,175

Net income from discontinued operations	$136,949

Accounts payable and accrued expenses	$113,275
Accrued severance	—

Total liabilities	$113,275

(13)	Commitments and Contingencies

The Company is party to various legal proceedings in the normal course of business. Based on evaluation of these matters and discussions with legal counsel, the Company believes that liabilities arising from these matters will not have a material adverse effect on the results of its operations or its financial position.

The Company has an equity appreciation bonus plan that will pay bonuses to eight employees in the event that a change of control event occurs. Approximately 1.25% of the net gain related to the sale of the member interests will be paid under these agreements. The employee becomes vested only if still employed by the Company at the time of the change of control event. In addition, the employee must agree to terms that may have value to the buyer.

(14)	Subsequent Event

On August 11, 2005, Wicks Learning Group, LLC signed a non-binding letter of intent with a third party in connection with the sale of substantially all of the Company’s assets.

F-15

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Balance Sheets (Unaudited)

July 3, 2005 and July 4, 2004

Assets	July 3, 2005 (Unaudited)	July 4, 2004 (Unaudited)
Cash and cash equivalents	$724,636	954,847
Accounts receivable, net of allowance of $475,061 and $263,404, respectively	22,116,409	12,180,169
Inventory, net	24,450,568	20,058,732
Prepaids	1,143,417	840,625
Capitalized catalog development costs, net	2,352,735	1,652,264
Other current assets	3,458	8,401

Total current assets	50,791,223	35,695,038
Property and equipment, net	4,139,131	4,086,333
Capitalized product development costs, net	8,455,109	6,525,469
Intangible assets, net	24,202,237	26,185,366
Goodwill	6,098,972	6,111,060
Other assets	921,400	1,637,439

Total assets	$94,608,072	80,240,705

Liabilities and Member’s Capital
Current portion of long-term debt	$22,701,091	11,416,666
Accounts payable and accrued expenses	8,223,243	6,660,606
Royalties payable	2,515,453	2,095,224
Acquistion liabilty	13,332	1,266,529
Accrued employee compensation and benefits	2,684,992	2,064,105
Deferred revenue	3,347,387	2,213,209
Liabilities from discontinued operations	—	101,917

Total current liabilities	39,485,498	25,818,256
Other liabilities	235,013	444,000
Long-term debt, net of current portion	40,563,210	47,031,634

Total liabilities	80,283,721	73,293,890

Member’s capital	14,324,351	6,946,815

Total liabilities and member’s capital	$94,608,072	80,240,705

See accompanying notes to financial statements.

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Statements of Operations (Unaudited)

For the six months ended July 3, 2005 and July 4, 2004

	July 3, 2005 (Unaudited)	July 4, 2004 (Unaudited)
Sales	$46,441,174	36,040,524
Cost of sales	21,792,426	17,894,881

Gross profit	24,648,748	18,145,643

Expenses:
Sales and marketing	11,366,109	8,091,061
General and administrative	5,717,016	5,110,500

	17,083,125	13,201,561

Operating income	7,565,623	4,944,082

Interest expense	1,913,709	708,533
Other expenses	103,998	103,998

Net income from continuing operations before tax	5,547,916	4,131,551
Income tax expense (benefit)	171,546	(130,037)

Net income from continuing operations	5,376,370	4,261,588
Income from discontinued operations	65,949	185,193

Net income	$5,442,319	4,446,781

See accompanying notes to financial statements.

DELTA EDUCATION, LLC

(A Wholly Owned Subsidiary of Wicks Learning Group, LLC)

Statements of Cash Flows (Unaudited)

For the six months ended July 3, 2005 and July 4, 2004

	July 3, 2005 (Unaudited)	July 4, 2004 (Unaudited)
Cash flows from operating activities:
Net income from continuing operations	$5,376,370	4,261,588
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	591,524	746,184
Amortization of debt financing costs	84,573	89,628
Amortization of product development	622,600	468,801
Amortization of intangibles	993,056	847,861
Provision for inventory obsolescence	182,412	119,405
Net changes in assets and liabilities:
Increase in accounts receivable	(15,555,855)	(7,377,408)
Increase in inventory	(5,326,805)	(4,230,111)
Increase in other current assets	(967,428)	(511,442)
Decrease in other assets	7,003	3,568
Increase in accounts payable and accrued expenses	196,538	1,044,657
Increase in accrued payroll expense	226,904	594,602
Increase in deferred revenue	588,747	400,244
Decrease in long term liabilities	(100,000)	(136,000)

Net cash provided by operating activities	(13,080,361)	(3,678,423)

Cash flows from investing activities:
Acquisitions	—	(5,761,000)
Capitalized product development costs	(1,921,974)	(1,579,360)
Acquisition of property and equipment	(776,947)	(557,243)

Net cash used in investing activities	(2,698,921)	(7,897,603)

Cash flows from financing activities:
Borrowings under credit facility	19,587,608	42,861,975
Repayments under credit facility	(3,456,150)	(4,464,132)
Capital distributions	(37,036)	(25,950,000)
Debt financing costs	—	(1,058,750)

Net cash used for financing activities	16,094,422	11,389,093

Net increase (decrease) in cash and cash equivalents — continuing operations	315,140	(186,933)
Net cash provided by (used in) discontinued operations	(47,326)	147,104
Cash and cash equivalents, beginning of period	456,822	994,676

Cash and cash equivalents, end of period	$724,636	954,847

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,132,970	607,345
Cash paid for taxes	295,440	50,966

See accompanying notes to financial statements.

DELTA EDUCATION, LLC

Notes to Financial Statements

July 3, 2005 and July 4, 2004

(Unaudited)

1.	BASIS OF PRESENTATION

The information in this report has not been audited. Results for the six months ended July 3, 2005 and July 4, 2004 are not necessarily representative of the year because of the seasonal nature of activities. The Company’s business is subject to seasonal influences and, as such, historical revenues and profitability have been dramatically higher in the second and third quarters of the Company’s fiscal year, primarily due to increased shipments to customers coinciding with the start of each school year. Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the Company’s costs for the products sold, the mix of products sold, and general economic conditions. Therefore, results for any fiscal quarter are not indicative of the results that we may achieve for any subsequent fiscal quarter or for a full fiscal year. The Company’s fiscal year ends on December 31 in each calendar year. The second quarter ended on July 3 and July 4 in fiscal years 2005 and 2004, respectively.

The financial information furnished herein reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results reported for the periods shown and has been prepared in conformity with U.S. generally accepted accounting principles applicable to interim financial statements applied on a consistent basis.

This interim report is intended to provide and update the disclosures contained in the audited financial statements and, accordingly, note disclosures that would substantially duplicate those contained in the audited financial statements have been omitted. It is presumed that users of this interim report have read or have access to the audited financial statements.

The reported amounts of some assets and liabilities, and the disclosures of contingent assets and liabilities, result from management estimates and assumptions which are required to be prepared in conformity with U.S. generally accepted accounting principles applicable to interim financial statements. Estimates and assumptions are used for measuring such items as the allowance for doubtful accounts, reserve for inventory obsolescence, and for evaluating the possible impairment of intangible assets and goodwill. Estimates and assumptions may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	INVENTORY

Inventory consisted of the following:

	July 3, 2005	July 4, 2004
Raw materials	$12,010,241	12,798,488
Work in progress	450,617	582,305
Finished goods	15,384,096	11,594,903

	27,844,954	24,975,696
Less reserve for obsolescence	(3,394,386)	(4,916,964)

	$24,450,568	20,058,732

Finished goods inventory includes approximately $700,000 and $517,000 of inventory consigned to others as of July 3, 2005 and July 4, 2004, respectively.

3.	LONG-TERM DEBT

Under its existing credit agreement, the Company borrowed approximately $17,500,000 in additional Revolving Loans in 2005. The total outstanding principal of the Revolving Loans matures on June 30, 2010; however, the Company can make prepayments on any outstanding principal, which can later be reborrowed. Due to the ability and intent of the Company to periodically borrow and repay the Revolving Loans, the amount outstanding of approximately $18,200,000 in Revolving Loans as of July 3, 2005, is classified as current portion of long-term debt on the Company’s balance sheet.

Additionally, as defined in the existing credit agreement, the Company was required to make annual prepayments on the Term Loans in an amount equal to 50% of the Company’s excess cash flow less any prepayments made in the respective year within 120 days after the end of each fiscal year. In 2005, the credit agreement was amended to delay the required excess cash flow payment until September 30, 2005.

4.	COMMITMENTS AND CONTINGENCIES

The Company is party to various legal proceedings in the normal course of business. Based on evaluation of these matters and discussions with legal counsel, the Company believes that liabilities arising from these matters will not have a material adverse effect on the results of its operations or its financial position.

The Company has an equity appreciation bonus plan that will pay bonuses to eight employees in the event that a change of control event occurs. Approximately 1.25% of the net gain related to the sale of the member interests will be paid under these agreements. The employee becomes vested only if still employed by the Company at the time of the change of control event. In addition, the employee must agree to terms that may have value to the buyer.

5.	RELATED PARTY TRANSACTIONS

The Company is required to make fixed monthly payments and reimburse certain expenses to Wicks Learning Group, LLC for general management purposes. Total management fees and expenses for each of the six months ended July 3, 2005 and July 4, 2004 were approximately $104,000, and have been included in other expenses in the accompanying statements of operations. Additionally, the Company paid Wicks Learning Group, LLC approximately $175,000 in investment banking fees for the six months ended July 4, 2004 related to the Company’s acquisition in 2004. These fees have been capitalized as part of the acquisition.

6.	SUBSEQUENT EVENT

On August 11, 2005, Wicks Learning Group, LLC signed a non-binding letter of intent with a third party in connection with the sale of substantially all of the Company’s assets.

School Specialty, Inc. and Delta Education, LLC

Pro-Forma Combined Condensed Balance Sheet

Unaudited ($000’s)

The following unaudited pro-forma combined condensed balance sheet gives effect to the proposed cash purchase by School Specialty, Inc. (“SSI”) of the membership interests of Delta Education, LLC (“Delta”) for $272,000. The pro-forma presentation is as of the most recent public filing date of SSI as of April 30, 2005 and the most recent quarter ended, July 3, 2005 for Delta. The presentation combines the audited SSI April 30, 2005 balance sheet and the unaudited Delta July 3, 2005 balance sheet. This balance sheet should be read in conjunction with the pro-forma combined statement of operations and notes thereto included elsewhere herein. Pro-forma data is presented for comparative purposes only and is not necessarily indicative of what the combined financial condition will be in the future, or as of the dates for which this pro-forma information is presented. The adjustments reflect preliminary estimates which will be updated at later dates.

	SSI 4/30/2005	Delta 7/3/2005	Pro-Forma Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$4,193	$725	$—		$4,918
Net accounts receivable	60,374	22,116	—		82,490
Inventories	137,578	24,450	—		162,028
Other current assets	47,325	3,500	—		50,825

Total current assets	249,470	50,791	—		300,261
Net property, plant and equipment	73,264	4,139	—		77,403
Goodwill and intangibles	542,099	30,301	194,076	(1)	766,476
Other noncurrent assets	19,772	9,377	—		29,149

Total assets	$884,605	$94,608	$194,076		$1,173,289

Liabilities and Shareholders’ Equity/ Member’s Capital
Current Liabilities:
Current maturities—long-term debt	$45,991	$22,701	$(22,701	)(2)	$45,991
Accounts payable and other current liabilities	74,044	10,753	400	(3)	85,197
Accrued compensation	10,034	2,685	—		12,719
Deferred revenue	4,888	3,347	(736	)(4)	7,499

Total Current Assets	134,957	39,486	(23,837)		150,606
Long-term debt—less current maturities	149,680	40,563	231,437	(5)	421,680
Deferred taxes	54,607	—	—		54,607
Other liabilities	816	235	—		1,051

Total Liabilities	340,060	80,284	207,600		627,944
Shareholders’ equity/member’s capital	544,545	14,324	(14,324	)(6)	544,545

Total liabilities and shareholders’ equity/member’s capital	$884,605	$94,608	$194,076		$1,173,289

Notes to Pro-Forma Combined Condensed Balance Sheet

(1)	Represents preliminary goodwill and intangible assets adjustment after preliminary purchase accounting adjustments have been made (preliminary goodwill and intangibles related to the acquisition are $224,377).
(2)	Elimination of Delta’s short-term debt, which is not an acquired liability of SSI.
(3)	Estimated liabilities for acquisition related costs for the purchase of Delta.
(4)	Elimination of profit on deferred revenue, less costs to deliver goods.
(5)	Net adjustment to record SSI’s financing of the transaction ($272,000 less Delta’s long-term debt of $40,563, which is an excluded liability of the acquisition).
(6)	Elimination of historical member’s capital.

School Specialty, Inc. and Delta Education, LLC

Pro-Forma Combined Statement of Operations

Unaudited ($000’s)

The following unaudited pro-forma combined statement of operations was prepared as if the acquisition of Delta was effective as of May 1, 2004. It combines the fiscal year ended financial results of SSI through April 30, 2005 (53 weeks) and the financial results of Delta for the 52 week period ended July 3, 2005. The pro-forma statement of operations is not necessarily indicative of the historical results that actually would have occurred if the acquisition of Delta had occurred effective May 1, 2004 or of the results that may be obtained in the future (see notes below). This pro-forma statement should be read in conjunction with the historical statements of SSI and Delta.

	SSI Fiscal Year Ended April 30, 2005 (53 weeks)	Delta—52 weeks ended July 3, 2005	Pro-Forma adjustments		Pro-Forma Combined
Revenues	$1,002,507	$95,619	$—		$1,098,126
Cost of revenues	584,475	46,431	(9,899	)(1)	621,007

Gross profit	418,032	49,188	9,899		477,119
Selling, general and administrative expense	330,913	33,099	3,435	(2)	367,447
			9,899	(1)	9,899

Operating income	87,119	16,089	(3,435)		99,773
Interest expense and other	16,795	4,288	11,515	(3)(4)	32,598

Net income from continuing operations before provision for income taxes	70,324	11,801	(14,950)		67,175
Income tax expense	27,323	398	(1,622	)(5)	26,099

Net income from continuing operations	43,001	11,403	(13,328)		41,076
Income from discontinued operations	—	18	(18	)(6)	—

Net income	$43,001	$11,421	$(13,346)		$41,076

Weighted average shares outstanding:
Basic	21,612				21,612
Diluted	23,910				23,910
Net income per share:
Basic	$1.99				$1.90
Diluted	$1.88				$1.80

Notes to Pro-Forma Combined Statement of Operations

(1)	Reflects adjustments to reclassify Delta’s classification of warehouse and transportation expense to selling, general and administrative to conform to SSI’s classification.
(2)	Reflects the adjustment to remove historical intangible asset amortization expense recorded by Delta and to record the intangible asset amortization expense (estimated using preliminary intangible valuation) that would be recorded by SSI.
(3)	Elimination of management fees paid to Wicks by Delta ($208) that are not expected to continue post-acquisition.
(4)	Reflects the adjustment to remove interest expense related to Delta’s historical borrowings offset by an adjustment to record interest expense on the borrowings made to finance SSI’s acquisition of Delta. An interest rate of 5.81% was used.
(5)	To reflect SSI’s full 38.85% effective tax rate on Delta income before taxes and income before taxes related to pro forma adjustments.
(6)	Elimination of business results for business that was discontinued prior to SSI’s acquisition of Delta and is not included in prospective business.

APPENDIX A

CONSENT AND AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

CONSENT AND AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Consent and Amendment”) dated as of August 19, 2005, by and among LBW Holdings, Inc., a Delaware corporation (“Buyer”), LBW Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and School Specialty, Inc., a Wisconsin corporation (the “Company”).

WHEREAS, Buyer, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of May 31, 2005, and as the same is amended hereby and may be further amended, modified or supplemented from time to time (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement;

WHEREAS, the Company desires to enter into an Acquisition Agreement with Wicks Learning Group, LLC, substantially in the form provided to Buyer and Merger Sub (the “Acquisition Agreement”) which provides, among other things, for the acquisition by the Company of all of the outstanding membership interests of Delta Education, LLC, a Delaware limited liability company (“Delta”), subject to the terms and conditions set forth in the Acquisition Agreement;

WHEREAS, in connection with transactions contemplated by the Acquisition Agreement, the Company and certain of its subsidiaries and affiliates desire to enter into a Fourth Amendment to Credit Agreement with Bank of America, N.A. and the lenders named therein, and a Term Loan Credit Agreement with Bank of America, N.A. (together, the “Financing Agreements”) which provide, among other things, for certain additional loans to be made to the Company in an aggregate amount not to exceed $100 million, the proceeds of which will be used to finance the transactions contemplated by the Acquisition Agreement (the Acquisition Agreement, the Financing Agreements and the other agreements, certificates and documents to be executed in connection therewith, the “Delta Transaction Documents” and the transactions contemplated by the Delta Transaction Documents, the “Delta Transactions”);

WHEREAS, pursuant to Section 5.01 of the Merger Agreement, Buyer and Merger Sub desire to consent to the execution of the Delta Transaction Documents and the consummation of the Delta Transactions; and

WHEREAS, pursuant to Section 10.06 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Consent and Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

Section 1. Consent. Pursuant to Section 5.01 of the Merger Agreement, Buyer and Merger Sub hereby consent to and approve the execution of the Delta Transaction Documents by the Company and the consummation by the Company of the Delta Transactions in accordance with the terms of the Delta Transaction Documents, without waiver, amendment or modification of the provisions thereof.

Section 2. Amendment to the Merger Agreement. (a) The parties hereby agree that none of the representations and warranties set forth in Article III of the Merger Agreement shall be rendered untrue or incorrect in any respect (including, without limitation, for purposes of Section 7.01 of the Merger Agreement) as a result of the execution by the Company of the Delta Transaction Documents, the consummation of the Delta Transactions or any fact or circumstance solely to the extent attributable to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities and results of operations of Delta (the “Delta Business”).

Without limiting the generality of the foregoing, for purposes of Section 7.01 of the Merger Agreement, each such representation and warranty shall be deemed to be true and correct if such representation or warranty would have been true or correct but for the execution by the Company of the Delta Transaction Documents and the consummation of the Delta Transactions.

(b) The parties hereby agree that the definition of “Company Material Adverse Effect” set forth in the Merger Agreement is hereby amended to specifically exclude any event, circumstance, change or effect solely to the extent resulting from or solely to the extent such event, circumstance, change or effect relates to, the Delta Transaction Documents, the Delta Transactions or the Delta Business.

Section 4. Adjournment of the Company Shareholders’ Meeting. The parties hereby acknowledge and agree that as a result of the execution of the Delta Transaction Documents and in order to permit the Company to circulate a supplement to the Proxy Statement for consideration by the Company’s shareholders, the Company intends to convene the Company Shareholders’ Meeting on August 23, 2005 as originally scheduled and, following a determination that a quorum exists, adjourn the Company Shareholders’ Meeting until September 12, 2005. The parties hereby agree that such adjournment for the purposes and the time period set forth in the preceding sentence shall not constitute a violation of Section 5.04(b) of the Merger Agreement; provided, however, that the foregoing shall not constitute a waiver of any prior or subsequent breaches or violations of Section 5.04(b) of the Merger Agreement.

Section 5. Representations and Warranties.

(a)	The Company represents and warrants to Buyer and Merger Sub as follows:

(i)	The Company is a corporation duly incorporated, validly existing and in “active status” under the Laws of the State of Wisconsin.

(ii)	The Company has the corporate power and authority to enter into, execute and deliver this Consent and Amendment. The execution and delivery of this Consent and Amendment have been duly authorized by the Company Board. This Consent and Amendment has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Consent and Amendment by Buyer and Merger Sub, a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)	Buyer and Merger Sub jointly represent and warrant to the Company as follows:

(i)	Each of Buyer and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(ii)	Each of Buyer and Merger Sub has the corporate power and authority to enter into, execute and deliver this Consent and Amendment. The execution and delivery of this Consent and Amendment have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Consent and Amendment has been duly executed and delivered by each of Buyer and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Consent and Amendment by the Company, a valid and binding obligation of each of Buyer and Merger Sub, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 6. No Other Change. Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms, except that the letter agreement, dated June 22, 2005, and the consents thereunder granted to the Company by Buyer shall remain in full force and effect in accordance with their respective terms. After the date hereof, all references to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 7. No Waiver or Consent. Except as specifically set forth herein, the execution and delivery hereof by the parties hereto shall not constitute a consent or waiver of any provisions of the Merger Agreement. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder or under the Merger Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Consent and Amendment or the Merger Agreement will operate as a waiver thereof.

Section 8. Counterparts. This Consent and Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. This Consent and Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 9. Governing Law. This Consent and Amendment and any related disputes shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions.

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IN WITNESS WHEREOF, the parties have caused this Consent and Amendment No. 1 to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

SCHOOL SPECIALTY, INC.

/s/ Leo C. McKenna
Name: Leo C. McKenna Title: Chairman of the Board

LBW HOLDINGS, INC.

/s/ Craig H. Boyce
Name: Craig H. Boyce Title: Vice President

LBW ACQUISITION, INC.

/s/ Craig H. Boyce
Name: Craig H. Boyce Title: Vice President

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

TUESDAY, AUGUST 23, 2005

The undersigned hereby appoints David J. Vander Zanden and Mary M. Kabacinski or either of them as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all the shares of common stock of School Specialty, Inc. held by the undersigned on July 12, 2005 at a special meeting of shareholders to be held on Tuesday, August 23, 2005, at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044 beginning at 8:00 a.m., local time, or any adjournment or postponement thereof, upon the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on this card or through the telephone or Internet proxy procedures. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote “FOR” the approval of the merger agreement and, if necessary, “FOR” the meeting adjournment proposal.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 23, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR -
ACCOUNT NUMBER

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m., Eastern Time, on Monday, August 22, 2005.

¯    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
FOR AGAINST ABSTAIN
	1.	To approve the Agreement and Plan of Merger, dated as of May 31, 2005, by and	☐ ☐ ☐
among LBW Holdings, Inc., LBW Acquisition, Inc. and School Specialty, Inc., which provides for the merger of LBW Acquisition, Inc., a wholly-owned subsidiary of LBW Holdings, Inc., with and into School Specialty, Inc., with School Specialty, Inc. continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of School Specialty, Inc. (other than shares held (i) as treasury shares or by any subsidiary of School Specialty, Inc. or (ii) by LBW Holdings, Inc., LBW Acquisition, Inc. or any subsidiary of LBW Acquisition, Inc.) into the right to receive $49.00 in cash, without interest.
FOR AGAINST ABSTAIN
	2.	To adjourn the special meeting if necessary or appropriate to permit further solicitation of	☐ ☐ ☐
proxies if there are not sufficient votes at the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the actions described in Items 1 and 2. Items 1 and 2 are being proposed by School
Specialty, Inc.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE
YOUR SHARES PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET
OR BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD
IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

Please be sure to sign and date this proxy card.

		Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return it in the envelope provided.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.